As filed with the Securities and Exchange Commission on May 1, 2026

Registration No. 333-

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-8
REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

Burke & Herbert Financial Services Corp. (Exact name of registrant as specified in its charter)
Virginia (State or other jurisdiction of incorporation or organization)	92-0289417 (I.R.S. Employer Identification No.)
100 S. Fairfax Street, Alexandria, VA (Address of Principal Executive Offices)	22314 (Zip Code)

LINKBANCORP, Inc. 2022 Equity Incentive Plan
LINKBANCORP, Inc. 2019 Equity Incentive Plan
Virginia Partners Bank 2015 Incentive Stock Option Plan
(Full title of the plan)

Roy E. Halyama
100 S. Fairfax Street
Alexandria, VA 22314
(Name and address of agent for service)

(703) 666-3555
(Telephone number, including area code, of agent for service)

Copies to:

Roy E. Halyama 100 S. Fairfax Street Alexandria, VA 22314 Telephone: 703-684-1655	Gregory F. Parisi Troutman Pepper Locke LLP 401 9th Street, NW, Suite 1000 Washington, DC 20004 Telephone: (202) 274-1933

Indicate by check mark whether the Registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Securities Exchange Act of 1934, as amended.

Large accelerated filer	☒	Accelerated filer	☐
Non-accelerated filer	☐	Smaller reporting company	☐
		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the Registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act of 1933, as amended. ☐

-i-

EXPLANATORY NOTE
This Registration Statement on Form S-8 is being filed for the purpose of registering 71,593 common shares, par value $0.50, of Burke & Herbert Financial Services Corp. (the “Registrant”) issuable pursuant to outstanding and unvested awards of stock options granted under the LINKBANCORP, Inc. 2022 Equity Incentive Plan, the LINKBANCORP, Inc. 2019 Equity Incentive Plan, and the Virginia Partners Bank 2015 Incentive Stock Option Plan, which awards were assumed by the Registrant in connection with completion of the transaction contemplated by the Agreement and Plan of Merger (the “Merger Agreement”) between the Registrant and LINKBANCORP, Inc., dated December 18, 2025.

PART I — INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

Item 1.    Plan Information.*
Item 2.    Registrant Information and Employee Plan Annual Information.*
*    The documents containing the information specified in “Item 1. Plan Information” and “Item 2. Registrant Information and Employee Plan Annual Information” of Form S-8 will be sent or given to participants, as specified by Rule 428(b)(1) under the Securities Act of 1933, as amended (the “Securities Act”). Such documents are not required to be, and are not, filed with the United States Securities and Exchange Commission (the “Commission”) either as part of this registration statement or as a prospectus or prospectus supplement pursuant to Rule 424 under the Securities Act. These documents and the documents incorporated by reference in this registration statement pursuant to Item 3 of Part II of Form S-8, taken together, constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act.

PART II — INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.    Incorporation of Documents by Reference.
    The following documents filed by the Registrant with the Commission are incorporated herein by reference:
    (a)    The Registrant’s Annual Report on Form 10-K for the fiscal year ended December 31, 2025, as filed with the Commission on February 27, 2026.
    (b)    The Registrant’s Current Reports on Form 8-K filed with the Commission pursuant to Section 13(a) of the Securities Exchange Act of 1934, as amended, (the “Exchange Act”) on January 22, 2026 (with respect to Item 8.01 only), January 28, 2026, March 13, 2026, March 25, 2026, April 13, 2026, April 23, 2026, and May 1, 2026.
    (c)    The description of the Registrant’s common stock, par value $0.50 per share (the “Common Stock”) contained in Exhibit 4.1 to its Registration Statement on Form S-3, filed, filed with the Commission November 15, 2024, including any amendment thereto or report filed for the purpose of further updating such description.
    (d)    All documents filed by the Registrant pursuant to Section 13(a) or 15(d) of the Exchange Act, subsequent to the date of this Registration Statement (excluding any documents or portions of such documents that are furnished and any exhibits included with such documents), and prior to the filing of a post-effective amendment to this registration statement which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference into this registration statement and to be a part hereof commencing on the respective dates on which such documents are filed.
Any statement contained in this registration statement or in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this registration statement to the extent that a statement contained or incorporated by reference herein or in any subsequently filed document that is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a party of this registration statement.

Item 4.    Description of Securities.
    Not applicable.

Item 5.    Interests of Named Experts and Counsel.
    Not applicable.

Item 6.    Indemnification of Directors and Officers.

The Registrant’s Articles provide that to the full extent that the VSCA permits the limitation or elimination of the liability of directors or officers, a director or officer of the Registrant will not be liable to the Registrant or its shareholders for monetary damages. The VSCA provides that the liability of a director or officer in a proceeding brought by or in the right of shareholders, or on behalf of shareholders, may be eliminated, except that the liability of a director or officer may not be eliminated if the director or officer engaged in willful misconduct or a knowing violation of the criminal law or of any state or federal securities law, including any claim of unlawful insider trading or manipulation of the market for any security.
The Registrant’s Articles provide that the Registrant shall indemnify a director or officer of the Registrant who is or was a party to any proceeding by reason of the fact that he or she is or was such a director or officer or was serving at the request of the Registrant as a director, officer, employee or agent of another corporation, partnership, joint venture, trust, employee benefit plan or other enterprise, and the board of directors of the Registrant may contract in advance to indemnify any director or officer. The VSCA provides that except as limited by its articles of incorporation, a corporation shall indemnify a director who entirely prevails in the defense of any proceeding to which he or she was a party because he or she is or was a director of the corporation against reasonable expenses incurred in connection with the proceeding. The VSCA further provides that a corporation may indemnify an individual made a party to a proceeding because he or she is or was a director against liability incurred in the proceeding if: (i) the director conducted himself or herself in good faith; (ii) he or she believed (a) in the case of conduct in his or her official capacity, that his or her conduct was in the best interests of the corporation and (b) in all other cases, that his or her conduct was at least not opposed to the best interests of the corporation and (iii) in the case of any criminal proceeding, the director had no reasonable cause to believe that his or her conduct was unlawful; provided, however, no indemnification may be made if: (x) the proceeding was by or in the right of the corporation and the director is adjudged liable to the corporation; or (y) in any other proceeding charging improper personal benefit to the director, whether or not involving action in his or her official capacity, in which he director is adjudged liable to the corporation for the receipt of an improper personal benefit. The board of directors may also indemnify an employee or agent of the Registrant who was or is a party to any proceeding by reason of the fact that he or she is or was an employee or agent of the Registrant.
These provisions do not limit or eliminate the rights of the Registrant or any shareholder to seek an injunction or any other non-monetary relief in the event of a breach of a director’s or officer’s fiduciary duty. Furthermore, these provisions apply only to claims against a director or officer arising out of his or her role as a director or officer and do not relieve a director or officer from liability if he or she engaged in willful misconduct or a knowing violation of the criminal law or any federal or state securities law.
The Registrant has limited its exposure to liability for indemnification of directors and officers by purchasing director’s and officer’s liability insurance coverage. The rights of indemnification provided in the Registrant’s Articles are not exclusive of any other rights that may be available under any insurance or other agreement, by vote of shareholders or disinterested directors, or otherwise.
Certain rules of the Federal Deposit Insurance Corporation limit the ability of certain depository institutions, their subsidiaries and their affiliated depository institution holding companies to indemnify affiliated parties, including institution directors. In general, subject to the ability to purchase directors’ and officers’ liability insurance and to advance professional expenses under certain circumstances, the rules prohibit such institutions from indemnifying a director for certain costs incurred with regard to an administrative or enforcement action commenced by any federal banking agency that results in a final order or settlement pursuant to which the director is assessed a civil money penalty, removed from office, prohibited from participating in the affairs of an insured depository institution or required to cease and desist from or take an affirmative action described in Section 8(b) of the Federal Deposit Insurance Act (12 U.S.C. § 1818(b)).
Item 7.    Exemption from Registration Claimed.
    Not applicable.
Item 8.    Exhibits.
    An Exhibit Index appears on page 5 hereof and is incorporated herein by reference.
Item 9.    Undertakings.
(a)The undersigned Registrant hereby undertakes:

(1)To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:
(i)To include any prospectus required by Section 10(a)(3) of the Securities Act;
(ii)To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in the volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in the volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculating of Filing Fee Tables” or “Calculation of Registration Fee” table, as applicable, in the effective registration statement; and
(iii)To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;
Provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the registration statement.
(2)That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
(3)To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.
(b)The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
(h)    Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

EXHIBIT INDEX

Exhibit
No.      Description

4.1†	Articles of Incorporation (incorporated by reference to Exhibit 3.1 to the Registrant’s Annual Report on Form 10-K filed on February 27, 2026)
5.1*	Opinion of Troutman Pepper Locke LLP
10.1*	LINKBANCORP, Inc. 2022 Equity Incentive Plan
10.2*	LINKBANCORP, Inc. 2019 Equity Incentive Plan
10.3*	Virginia Partners Bank 2015 Incentive Stock Option Plan
23.1*	Consent of Crowe LLP
23.3*	Consent of Troutman Pepper Locke LLP (contained in Exhibit 5.1 hereto)
24.1*	Powers of Attorney (included on the signature page of this registration statement)
107*	Calculation of Filing Fee Table

†    Previously filed
*    Filed herewith

SIGNATURES
    Pursuant to the requirements of the Securities Act, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Alexandria, Commonwealth of Virginia, on May 1, 2026.

Burke & Herbert Financial Services Corp.

By:	/s/ Roy E. Halyama
Name:	Roy E. Halyama
Title:	Executive Vice President, Chief Financial Officer

POWERS OF ATTORNEY
AND
SIGNATURES

Each person whose signature appears below constitutes and appoints David Boyle, Roy E. Halyama, Patrick K. Huffman, or Matthew Rucker, or any of them, as his or her true and lawful attorneys-in-fact and agents, each of whom may act alone, with full powers of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any or all amendments to this registration statement, including post-effective amendments to this registration statement, registration statements filed pursuant to Rule 429 under the Securities Act, and any related registration statements necessary to register additional securities, and to file the same, with all exhibits thereto, and other documents and in connection therewith, with the Commission, granting unto said attorneys-in-fact and agents, and each of them full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he or she might or could do in person, and hereby ratifies and confirms all his or her said attorneys-in-fact and agents or any of them or his or her substitute or substitutes may lawfully do or cause to be done by virtue hereof.
This Power of Attorney may be executed in multiple counterparts, each of which shall be deemed an original, but which taken together shall constitute one instrument.
Pursuant to the requirements of the Securities Act, this registration statement has been signed by the following persons in the capacities indicated on May 1, 2026.

Signature	Title

/s/ David P. Boyle	Chair of the Board & Chief Executive Officer
David P. Boyle	(principal executive officer)

/s/ Roy E. Halyama	Executive Vice President & Chief Financial Officer
Roy E. Halyama	(principal financial officer)

/s/ Patrick K. Huffman	Senior Vice President & Chief Accounting Officer
Patrick K. Huffman	(principal accounting officer)

/s/ H. Charles Maddy, III	President & Director
H. Charles Maddy, III

/s/ Mark G. Anderson	Director
Mark G. Anderson

/s/ Julian F. Barnwell, Jr.	Director
Julian F. Barnwell, Jr.

/s/ Oscar M. Bean	Director
Oscar M. Bean

/s/ Katherine D. Bonnafé	Director
Katherine D. Bonnafé

Director
James M. Burke

/s/ James P. Geary, II	Director
James P. Geary, II

/s/ Georgette R. George	Director
Georgette R. George

/s/ Gary L. Hinkle	Director
Gary L. Hinkle

Director
S. Liang Hinson

/s/ Shawn P. McLaughlin	Director
Shawn P. McLaughlin

/s/ Charles S. Piccirillo	Director
Charles S. Piccirillo

Director
Diane Poillon

Director
Jose D. Riojas

Director
Kristen Snyder

/s/ Jill Upson	Director
Jill Upson